RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis, MN 55474

Dual Directional Crediting Method Endorsement

This endorsement is made a part of the contract to which it is attached and is effective on the Contract Date shown under Contract Data. Except where this endorsement provides otherwise, it is subject to all terms, conditions, and limitations of the contract. If there is any conflict between this endorsement and the contract, including any attached riders and endorsements, these endorsement provisions take precedence.

The following is added to the Crediting Methods provision:

Dual Directional Point-to-Point with a Buffer

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is positive or zero, the Segment rate of return will be the lesser of the following:

1.	the Cap for the Segment minus the “total fee;” or

2.	the Index rate of return multiplied by the Upside Participation Rate for the Segment, minus the “total fee.”

If the Segment does not have a Cap, number 1 above does not apply.

If the Index rate of return is negative and between zero and the Buffer (inclusive of the Buffer), the Segment rate of return will equal the absolute value of the Index rate of return, minus the “total fee.”

If the Index rate of return is negative and is more negative than the Buffer, the Segment rate of return will equal the Index rate of return plus the absolute value of the Buffer, minus the “total fee.”

Definition of “total fee”

The “total fee” equals the Annual Fee multiplied by the number of years in the Segment.

This Crediting Method may not always be available.

Examples

The following examples assume the Buffer equals -10%, the Cap equals 7%, the Upside Participation Rate equals 110%, and the “total fee” equals 1%.

•	If the Index rate of return is 10%, the Segment rate of return will equal 6% (the return is limited by the 7% Cap and then the 1% “total fee” is deducted).

•	If the Index rate of return is 5%, the Segment rate of return will equal 4.5% (the 5% Index rate of return is multiplied by the 110% Upside Participation Rate and then the 1% “total fee” is deducted).

•	If the Index rate of return is -6%, the Segment rate of return will equal 5% (the absolute value of the Index rate of return is 6% and then the 1% “total fee” is deducted).

•	If the Index rate of return is -15%, the Segment rate of return will equal -6% (the Buffer reduces the loss to -5% and then the 1% “total fee” is deducted).

RiverSource Life Insurance Company

Vice President – Service Operations

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